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For period ending 02/29/00
File number 811-     862
77(C).  Matters submitted to a vote of security holders.


Results of Shareholders Meeting

Held October 27, 1999

Adjourned to November 22, 1999

Adjourned to December 7, 1999

Shares Outstanding on August 24, 1999 (record date)                                                       786,315,032


Shares Voting on October 27, 1999 (proposals 1 & 5)                                                       454,304,053 (57.8%)


Shares Voting on November 22, 1999 (proposal 4)                                                       482,673,984 (61.4%)


Shares Voting on December 7, 1999 (proposals 2 & 3)                                                       505,925,755 (64.3%)




PROPOSAL 1: Election of directors

Director                   Votes For          Percent of Shares Voting For   Votes Withheld   Percent of Shares Withheld




Guilford C. Babcock        448,086,725        98.6%            6,217,328       1.4%

James E. Drasdo            448,403,010        98.7%            5,901,043       1.3%

Robert A. Fox              448,166,898        98.6%            6,137,156       1.4%

Roberta L. Hazard          448,015,870        98.6%            6,288,183       1.4%

Leonade D. Jones           448,193,759        98.7%            6,110,294       1.3%

John G. McDonald           448,175,072        98.7%            6,128,981       1.3%

Gail L. Neale              447,848,705        98.6%            6,455,348       1.4%

James W. Ratzlaff          448,322,292        98.7%            5,981,761       1.3%

Henry E. Riggs             448,445,408        98.7%            5,858,645       1.3%

James F. Rothenberg        448,310,401        98.7%            5,993,652       1.3%

Patricia K. Woolf          448,159,703        98.6%            6,144,351       1.4%

PROPOSAL 2: Amendments to Articles of Incorporation authorizing the board to create new classes and series of common stock


Votes For                  Percent of Shares Voting For   Votes Against    Percent of Shares Voting Against   Abstentions
Percent of Shares Abstaining

404,177,900                79.9%              20,083,072       4.0%            22,784,553        4.5%

(BROKER NON-VOTES = 58,880,209)

PROPOSAL 3: Amendment to Articles of Incorporation reducing the par value per share of capital stock


Votes For                  Percent of Shares Voting For   Votes Against    Percent of Shares Voting Against   Abstentions
Percent of Shares Abstaining



448,924,999                88.7%              27,925,681       5.5%            29,074,805        5.8%

PROPOSAL 4: Eliminate or revise certain of the fund's investment restrictions


Votes For                  Percent of Shares Voting For   Votes Against    Percent of Shares Voting Against   Abstentions
Percent of Shares Abstaining



4A. Real Estate

366,138,573                75.9%              26,492,362       5.5%            24,658,924        5.1%



4B. Affiliated Ownership

358,369,436                74.2%              31,732,017       6.6%            27,188,406        5.6%

Votes For                  Percent of Shares Voting For   Votes Against    Percent of Shares Voting Against   Abstentions
Percent of Shares Abstaining



4C. Short Sales

364,697,719                75.6%              25,222,631       5.2%            27,369,509        5.7%



4D. Purchasing Securities of Other Investments


368,428,628                76.3%              22,318,311       4.6%            26,542,920        5.5%





PROPOSAL 5: Ratification of auditors

VOTES FOR                  PERCENT OF SHARES VOTING FOR   VOTES AGAINST    PERCENT OF SHARES VOTING AGAINST   ABSTENTIONS
PERCENT OF SHARES ABSTAINING

440,516,552                97.0%              3,849,719        0.8%            9,937,782         2.2%

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